Exhibit 10.9

BANCFIRST CORPORATION THRIFT PLAN

2010 AMENDMENT

ARTICLE I.

PURPOSE AND EFFECITVE DATE

1.1 Purpose and Explanation of Amendment. BancFirst Corporation (“BancFirst”) is the Sponsor of the BancFirst Corporation Thrift Plan (the “Plan”). BancFirst intends to amend the Plan to provide for (i) eligibility of employees of Union Bank of Chandler and Union National Bancshares of Chandler, Inc. (collectively “Union”) and Exchange National Bank of Moore and Exchange Bancshares of Moore (collectively, “Exchange”), and (ii) automatic contributions to be made on behalf of employees who fail to make an affirmative election concerning contributions to the Plan.

1.2 Effective date of Amendment. This Amendment is effective as indicated herein for the respective provisions.

1.3 Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

1.4 Construction. Except as otherwise specifically provided in this Amendment, any reference to “Article” or “Section” in this Amendment refers only to Articles and Sections within this Amendment, and is not a reference to the Plan.

ARTICLE II.

ELIGIBILITY OF EMPLOYEES OF UNION BANK AND EXCHANGE BANCSHARES

OF MOORE, INC., AND EXCHANGE NATIONAL BANK OF MOORE.

2.1 Effective date. The provisions of this Article II shall be effective as of January 1, 2011.

2.2 Participation. Union and Exchange shall be permitted to be participating employers in the Plan effective as of January 1, 2011.

2.3 Eligibility and Vesting Service Credit for Employees of Union. With respect to persons who are employed by Union as of November 10, 2010, and continue such employment through December 31, 2010, subject to the Plan’s break in service provisions, employment service with Union shall be counted as employment service under the Plan for purposes of determining eligibility to participate and vesting.

2.4 Eligibility and Vesting Service Credit for Employees of Exchange. With respect to persons who are employed by Exchange as of December 31, 2010, subject to the Plan’s break in service provisions, employment service with Exchange shall be counted as employment service under the Plan for purposes of determining eligibility to participate and vesting.

ARTICLE III.

AUTOMATIC CONTRIBUTION ARRANGEMENT

3.1 Effective Date. This Article III is effective as of January 1, 2011.

3.2 Adoption of Eligible Automatic Contribution Arrangement. Article IV of the Plan’s governing document is amended to include the following additional section:

Section 4.20 Eligible Automatic Contribution Arrangement. Effective January 1, 2011, this Section shall apply to the Plan.

(a) Rules of Application.

(i) The provisions of this Section implementing an Eligible Automatic Contribution Arrangement (“EACA”) shall apply effective as of the Plan Year beginning

January 1, 2011, and for each Plan Year thereafter. To the extent that any other provision of the Plan is inconsistent with the provisions of this Section, the provisions of this Section shall govern.

(ii) Default Elective Deferrals will be made on behalf of Covered Employees who do not have an affirmative election in effect regarding Elective Deferrals. The amount of Default Elective Deferrals made for a Covered Employee each pay period is equal to the Default Percentage specified in Subsection 4.20(b)(v) below multiplied by the Covered Employee’s Compensation for that pay period. A Covered Employee’s Default Percentage will increase by a designated percentage point each Plan Year, beginning with the second Plan Year that begins after the Default Percentage first applies to the Covered Employee as described in Subsection 4.20(b)(v).

(iii) Covered Employee will have a reasonable opportunity after receipt of the notice described in Subsection 4.20(d) to make an affirmative election regarding Elective Deferrals (either to have no Elective Deferrals made or to have a different amount of Elective Deferrals made) before Default Elective Deferrals are made on the Covered Employee’s behalf.

(iv) Default Elective Deferrals being made on behalf of a Covered Employee will cease as soon as administratively feasible after the Covered Employee makes an affirmative election to not have any Default Elective Deferrals made on his or her behalf, or have Elective Deferrals made in a different amount or percentage of Compensation than the Default Percentage.

(b) Definitions. For purposes of this Section, the following definitions shall apply.

(i) An “EACA” is an automatic contribution arrangement that satisfies the uniformity requirement in Subsection 4.20(c) and the notice requirement in Subsection 4.20(d).

(ii) An “automatic contribution arrangement” is an arrangement under which, in the absence of an affirmative election by a Covered Employee, a default election applies and a certain percentage of Compensation will be withheld from the Covered Employee’s pay and contributed to the Plan as an Elective Deferral.

(iii) A “Covered Employee” is any employee of an Employer who becomes eligible to make Elective Deferrals under the Plan on or after January 1, 2011. A Participant who makes an affirmative election regarding Elective Deferrals (as described above in Subsection 4.20(a)(iv)) remains a Covered Employee, and will continue to receive the notice described below in Subsection 4.20(d). However, such a Participant’s prior affirmative election will remain in effect for all subsequent Plan Years. Default Elective Deferrals will not be made on behalf of such Participant in the current Plan Year or in subsequent Plan Years.

(iv) “Default Elective Deferrals” are the Elective Deferrals contributed to the Plan under the EACA on behalf of Covered Employees who do not have an affirmative election in effect regarding Elective Deferrals.

(v) The “Default Percentage” is 3% for the first Plan Year that a Covered Employee is subject Covered Employee is subject to the EACA; 4% for the second Plan Year that the Covered Employee is subject to the EACA; 5% for the third Plan Year that the Covered Employee is subject to the EACA; and 6% for the fourth and each subsequent Plan Year that the Covered Employee is subject to the EACA.

(vi) “Elective Deferrals” are Salary Reduction Contributions.

(c) Uniformity Requirement.

(i) The same percentage of Compensation will be withheld as Default Elective Deferrals from all Covered Employees subject to the Default Percentage.

(ii) Default Elective Deferrals will be reduced or stopped to meet the limitations under Code §§ 401(a)(17), 402(g), and 415, and to satisfy any suspension period required after a hardship distribution.

(d) Notice Requirement.

(i) At least 30 days, but not more than 90 days, before the beginning of the Plan Year, the Employer will provide each Covered Employee a comprehensive notice of the Covered Employee’s rights and obligations under the EACA, written in a manner calculated to be understood by the average Covered Employee. If an employee becomes a Covered Employee after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice will be provided no more than 90 days before the employee becomes a Covered Employee but not later than the date the employee becomes a Covered Employee.

(ii) The notice must accurately describe:

(a)	The amount of Default Elective Deferrals that will be made on the Covered Employee’s behalf in the absence of an affirmative election;

(b)	The Covered Employee’s right to elect to have no Elective Deferrals made on his or her behalf or to have a different amount of Elective Deferrals made;

(c)	How Default Elective Deferrals will be invested in the absence of the Covered Employee’s investment instructions; and

(d)	The Covered Employee’s right to make a withdrawal of Default Elective Deferrals and the procedures for making such a withdrawal.

(e) Withdrawal of Default Elective Deferrals.

(i) No later than 90 days after Default Elective Deferrals are first withheld from a Covered Employee’s pay, the Covered Employee may request a distribution of his or her Default Elective Deferrals. No spousal consent is required for a withdrawal under this Subsection 4.20(e).

(ii) The amount to be distributed from the Plan upon the Covered Employee’s request is equal to the amount of Default Elective Deferrals made through the earlier of (a) the pay date for the second payroll period that begins after the Covered Employee’s withdrawal request and (b) the first pay date that occurs after 30 days after the Covered Employee’s request, plus attributable earnings through the date of distribution. Any fee charged to the Covered Employee for the withdrawal may not be greater than any other fee charged for a cash distribution.

(iii) Unless the Covered Employee affirmatively elects otherwise, any withdrawal request will be treated as an affirmative election to stop having Elective Deferrals made on the Covered Employee’s behalf as of the date specified in Subsection 4.20(e)(ii) above.

(iv) Default Elective Deferrals distributed pursuant to this Subsection 4.20(e) are not counted towards the dollar limitation on Elective Deferrals contained in Code § 402(g) nor for the ADP test. Matching contributions that might otherwise be allocated to a Covered Employee’s account on behalf of Default Elective Deferrals will not be allocated to the extent the Covered Employee withdraws such Elective Deferrals pursuant to this Subsection 4.20(e) and any matching contributions already made on account of Default Elective Deferrals that are later withdrawn pursuant to this Subsection 4.20(e) will be forfeited.

(f)	Special Rule for Distribution of Excess Contributions and Excess Aggregate Contributions. If the Employer has elected that all Plan Participants are Covered Employees, then the Plan has until six months (rather than 2 1/2 months) after the end of the Plan Year to distribute excess contributions and excess aggregate contributions and avoid the Code § 4979 10% excise tax.

ARTICLE IV.

MATCHING CONTRIBUTIONS

4.1 Effective date. The provisions of this Article III shall be effective as of January 1, 2010.

4.2 Matching Contributions. Section 4.7 is amended in its entirety to read as follows:

Employer Matching Contributions.

With respect to each Plan Year, the Employer may make a Matching Contribution equal to a percentage of each Participant’s 401(k) Contributions, limited to a specific percentage of Compensation for each Participant. The Employer shall determine the applicable percentage. Matching Contributions shall be made only with respect to those Participants who earn at least 1,000 Hours of Employment Service during the Plan Year and who are employed on the last day of the Plan Year; provided, the Matching Contribution will be made regardless of whether a Participant satisfies such service requirement if such Participant’s employment is terminated due to death, disability or retirement on his Early Retirement Date or Normal Retirement Date.

This amendment has been executed this 16th day of December, 2010.

BANCFIRST CORPORATION

By:	/s/ Randy Foraker
Name:	Randy Foraker
Title:	Executive Vice President
EMPLOYER